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Value Health To Spin Off Valuerx And Acquire Medview Services

Action Designed to Focus Company on Core Growth Markets

AVON, Conn., Oct. 9, 1996 -- In a major restructuring designed to increase shareholder value, Value Health Inc Board of Directors has approved plans to spin off ValueRx; its prescription benefit and medication management company, to shareholders; acquire a workers' compensation managed care company; and institute an open market share repurchase program of up to $100 million.

In a transaction which is expected to be tax-free, Value Health shareholders will receive shares of ValueRx, which will become a separate publicly traded entity. The parent company will retain its mental health management, workers' compensation, and disease management businesses.

After the spinoff, which is projected to be completed in the first quarter of 1997, Robert E. Patricelli will remain chairman and chief executive officer of Value Health. Steven J. Shulman, currently president of the company's Pharmacy and Disease Management Group, will become chairman and CEO of ValueRx. Kevin L. Roberg will continue to oversee the daily operations of ValueRx.

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Value Health also reached agreement to acquire  the  stock of MedView Services,
Incorporated, of Farmington Hills, Mich., a leading provider of workers' compensation managed care services, from Beverly Enterprises Inc for $87.5 million in cash. Closing of the acquisition, which is subject to regulatory approvals, is anticipated in the fourth quarter of 1996.

"Today's announcements follow several months of intense strategic review aimed at better positioning our companies for growth and maximizing shareholder value," Patricelli said. "The spinoff will create two companies, each with a sharper focus on its markets and with management incentives more closely aligned with company performance. It should allow for a fuller valuation of each company by freeing each to trade independently and develop its own investor group," he added. "At the same time, this restructuring significantly enhances the visibility of our market-leading mental health and workers' compensation businesses, each with strong growth prospects."

"The MedView acquisition is a strategically important one and underscores Value Health's commitment to invest in growth businesses. Workers' compensation medical benefits is a $30-$40 billion market and one of the fastest growing areas of health care services," Patricelli said. "MedView is a leader in managed workers' compensation and its combination with our rapidly growing Community Care Network (CCN) subsidiary will make us one of the largest companies in this key segment, with approximately $150 million in annual revenues," he added.

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"We expect the MedView transaction to be neutral to  earnings per share in 1997 and solidly accretive thereafter," said James E. Buncher, president of Value Health's Health Plans Group, and president of CCN.

The Value Health Board also authorized the repurchase of up to $100 million of its common stock from time to time in the open market. The authorization represents approximately 10 percent of the company's outstanding common shares at current prices. Shares repurchased will be used for general corporate purposes. "This action further demonstrates our commitment to shareholder value and to managing our capital in a way that will produce enhanced returns," Patricelli said.

Commenting further on the proposed spinoff, Patricelli said, "Over the past ten months, we have recruited a talented and dynamic group of managers at ValueRx. This team has successfully turned the company around by dramatically improving customer service, upgrading technology, and lowering its cost structure. ValueRx will have over $1.5 billion in 1996 revenues and is fully capable of standing on its own as an independent public entity.

"At the same time, Value Health is returning to its roots," Patricelli said. "We will be a smaller company, but one with strong growth prospects in businesses which have been overshadowed by the size of ValueRx, which has accounted for 80 percent of our revenues. In mental health and workers' compensation, we have companies with leading market shares in two of the most dynamic segments of the health care services industry, plus we have in Value Health Sciences a leading health care information and disease management company serving over 20 million people," Patricelli said.

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"This  restructuring  presents  an exciting opportunity for ValueRx,"  remarked
Shulman. "The pharmacy benefit management market continues to grow rapidly. ValueRx has been rebuilt and re-energized, with a new management team led by Kevin Roberg. This team will now be motivated by having a direct equity stake in its business."

Shulman continued, "At ValueRx, we are focusing on our industry leading clinical capabilities, which help control inappropriate utilization and have a powerful effect on lowering costs. As part of this effort, we have now integrated key clinical systems and analytic capabilities developed by our sister company, Value Health Sciences. These capabilities allow us to develop innovative disease management programs and give health plans a complete picture of the impact of prescription drugs on their overall health care costs."

"This transaction enhances our position as the leading independent in the market. We are already the largest prescription drug manager not tied to a pharmaceutical manufacturer or provider entity. Following the spinoff, we will be the largest company focused solely on medication management," Shulman added.

The proposed spinoff is subject to certain regulatory and governmental approvals.

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This press release contains forward-looking  statements.  Any statement that is not historic fact should be assumed to be forward-looking. There are a number of factors which could cause actual results to differ materially from those indicated by these forward-looking statements. A listing of these factors can be found in the company's filings with the Securities and Exchange Commission.

Value Health, Inc. is a leading provider of specialty managed care benefit programs to large corporations, insurance carriers, managed care organizations, and federal, state, and local governments. The company's core businesses include: pharmacy benefit management; mental health and substance abuse management; workers' compensation, disability and group health management;
and disease management. Its programs provide services to more than 78 million people nationwide.

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FACT SHEET - VALUE HEALTH, INC. - 10/9/96

About the "New" Value Health (Post-Spinoff)

Corporate Offices:

Value Health, Inc.
22 Waterville Road
Avon, Connecticut 06001

Chairman and CEO: Robert E. Patricelli

Total Revenues, Fiscal Year Ended 12/31/95: $373 million

Following the spin-off, Value Health will operate in three primary lines of business: managed mental health, managed workers' compensation, and disease management. The company enjoys a position among the market leaders in each sector.

Value Behavioral Health, Inc.
3110 Fairview Park Drive So.
Falls Church, VA 22042

President and CEO: Charlton C. Tooke, III

Number of employees: 1,800

Offices: 10

Network Providers: 33,000

Covered lives: 20 million

Value Behavioral Health is one of the largest providers of managed mental health and substance abuse services, through a 33,000 provider network operating nationwide. The company has the largest share of the network-based market. The company is poised to exploit two new growth markets: managed care organizations (HMOs) and the public sector.

This year, VBH was awarded two major contracts by managed care organizations covering nearly 1.5 million members. Further, through a 50/50 partnership, VBH recently began providing managed mental health and substance abuse services to over 400,000 Medicaid and other public sector beneficiaries in the Commonwealth of Massachusetts. This is the largest program of its type currently operating in the U.S. Over the next two to three years, VBH plans to bid on state Medicaid mental health contracts representing total health care spending of $4-5 billion.

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Community Care Network
5251 Viewridge Court
San Diego, CA 92123

Chairman & President & CEO: James E. Buncher

No. of employees: 1,050

Managed workers' compensation systems serving 13 million employees.

Group   health   preferred   provider   organizations   serving   1.7   million
beneficiaries.

MedView Services, Inc. (Pending Acquisition)
32991 Hamilton Court
Suite 300 Farmington Hills, MI 48334-3316

No. of Employees: approximately 600

Community Care Network (CCN) operates one of the largest workers' compensation specialty managed care systems in the nation, covering 14 states. The company provides a full range of managed workers' compensation services, including network management, case management, utilization review, bill review, and early notification and intervention. CCN is well positioned as a leader in one of the fastest growing segments of managed care. In addition, CCN operates group health preferred provider networks in 42 states. The company's networks include more than 105,000 physicians, 1,600 hospitals, and 23,000 ancillary providers.

MedView also provides a full range of workers' compensation managed care services, including preferred provider networks, utilization review, telephonic and field case management, bill review, first notice of injury, and vocational rehabilitation services. MedView operates group health and workers' compensation preferred provider networks in 22 states, with 110,000 physicians, 2,500 hospitals, and 14,000 ancillary providers. The company offers on-site medical case management and vocational rehabilitation services through 24 offices.

Once MedView and CCN are combined, the new organization will have near-nationwide capabilities in network management, bill review, case management, vocational rehabilitation, and telephonic injury reporting. The combined company will have approximately $150 million in annual revenues, making it one of the largest workers' compensation managed care companies in the country.

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Value Health Sciences (VHS)
2400 Broadway - Suite 100
Santa Monica, CA 90404

Chairman and Co-CEO: Leslie D. Michelson

President and Co-CEO: Jacqueline Kosecoff

No. of employees: 200

Value Health Sciences is a leading developer of disease management programs and information systems. The company is also a leading source of applied research and clinical protocols.

VHS has developed two leading clinical software programs designed to help health care providers and payors manage costs. The Medical Review System is an interactive pre-certification system which determines the clinical appropriateness of high-cost procedures. The Practice Review System is an automated system which profiles providers and networks by linking data into episodes of care.

VHS has built one of the largest  applied  research  teams  in the managed care
industry. The company's Research, Analytics, and Consulting   Services  group
focuses  on  treatment  protocols  and   outcomes management to help clients
improve decision making and improve outcomes.

VHS has entered into strategic alliances with three leading pharmaceutical manufacturers to develop disease management programs. Among the tools VHS
supplies  are  diagnostic   aids,  treatment guidelines, educational programs
and materials, patient advocacy, case management, and outcomes measures.

VHS has also produced the key clinical management tools for Value Oncology Sciences (VOS), Value Health's developmental physician practice management operation, which will specialize in cancer care. VOS has been jointly funded by E.M. Warburg, Pincus & Company and Value Health.

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About the "New" ValueRx (Post Spinoff)

ValueRx, Inc.
4700 Nathan Lane No.
Plymouth, MI 55442

Chairman & CEO: Steven J. Shulman

No. of Employees: 1,800

Over 3,000 customers

Covers 27 million lives

Total Revenues, Fiscal Year Ended 12/31/95: $1.5 billion

ValueRx is one of the largest managers of prescription drug benefits in the country, and the largest not affiliated with a pharmaceutical manufacturer or provider entity. The company processes over 60 million prescriptions annually. ValueRx provides service through a nationwide network of 46,000 retail pharmacies, and is the third largest distributor of mail-order prescription drugs through its state-of-the-art facilities. The company employs a staff of over 550 pharmacists and manages over $2.2 billion of annual drug spending.

ValueRx is a leader in the development of clinical tools to help manage the medication process. The company has internalized key clinical and analytic capabilities of its sister company, Value Health Sciences, to help health plans understand the effect of prescription drugs on their total health costs. The company's clinical expertise has resulted in its becoming one of the FDA's leading non-academic advisors on drug efficacy.

Through its joint venture with Allegiance Corp., ValueRx is the second largest contract manager of hospital pharmacies. Institutional medication management is a sizable market, with direct in-patient drug spending estimated at $15 billion annually, and total medication process expenses estimated at $50 billion per year. It is estimated that less than 15% of all institutions currently outsource their medication management services, making this a promising growth market. ValueRx is the only company which can provide medication management services across both the inpatient and outpatient settings.

This Fact Sheet contains forward-looking statements. Any statement that is not historic fact should be assumed to be forward-looking. There are a number of factors which could cause actual results to differ materially from those indicated by these forward-looking statements. A listing of these factors can be found in the company's filings with the Securities and Exchange Commission. SOURCE Value Health, Inc.